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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 16, 2000
                                (October 1, 2000)

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                           PROVINCE HEALTHCARE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                       0-23639               62-1710772
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                       Identification No.)


    105 WESTWOOD PLACE
    SUITE 400
    BRENTWOOD, TENNESSEE                                       37027
    (Address of Principal Executive Offices)                   (Zip Code)


                                 (615) 370-1377
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5. OTHER EVENTS

         Effective October 1, 2000, Province Healthcare Company (the "Company"), through a wholly-owned subsidiary of the Company, sold substantially all of the assets of Ojai Valley Community Hospital, located in Ojai, California, to Ojai Valley Hospital Foundation. The sale price for the hospital was approximately $2.0 million, including working capital.

         With the disposition of the hospital, the Company now owns or leases 15 general acute care hospitals in nine states with a total of 1,323 licensed beds. The Company also provides management services to 44 primarily non-urban hospitals in 17 states with a total of 3,454 licensed beds.

         In addition, on September 29, 2000, the Company, through a wholly-owned subsidiary of the Company, entered into a definitive agreement to sell General Hospital located in Eureka, California to St. Joseph Health System. The sale of General Hospital is subject to regulatory approvals and customary closing conditions.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a)  Exhibits

             99.1 Copy of the press release, dated October 3, 2000, relating to the closing of the transaction in which the Company entered into an agreement to sell Ojai Valley Community Hospital to Ojai Valley Community Hospital Foundation and announcing the execution of a definitive agreement to sell General Hospital to St. Joseph Health System.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           PROVINCE HEALTHCARE COMPANY

                                           By: /s/ Brenda B. Rector
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                                              Brenda B. Rector
                                              Vice President and Controller

Date: October 16, 2000